Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT, effective as of October 1, 2022, (this “Agreement”), is hereby made by and between Van Wert Federal Savings Bank (the “Bank”), and Michael Cahill (the “Consultant”).
WHEREAS, the Bank has determined that the Consultant has the experience to provide it with certain needed services.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.
1. Consulting Period.  The Consultant shall perform the services hereunder for a period commencing on October 1, 2022 (the “Start Date”), and ending on the earliest of (a) December 31, 2022 (“the Term”); (b) termination by the Bank in accordance with Section 4(a) (“Bank Termination”); or (c) termination by the Consultant in the Consultant’s discretion in accordance with Section 4(b) (“Consultant Termination”).  The period from the Start Date to the earliest of (a), (b) or (c) is referred to as the “Consulting Period.”
2. Services to be Provided.
(a) Nature of Services; Reporting.  The Bank hereby agrees to engage the Consultant, and the Consultant hereby agrees to serve the Bank, on the terms and subject to the conditions set forth in this Agreement. The Consultant shall perform services related to loan growth and credit, investments, accounting, finance and capital and potential new markets and other services as mutually agreed to by the parties.

(b) Time Commitment; Scheduling.  The Consultant shall make himself available to perform the Services for up to 40 hours in each calendar week during the Consulting Period, as requested by the Bank.  The Consultant may reasonably determine his working hours for the performance of the Services; provided, however, that he will be present in the main office of the Bank at least two days each week.

(c) Location of Performance.  The Consultant may perform the Services from and at the main office of the Bank, from his home office, or at other locations as necessary, subject to any reasonable needs of the Bank for the Consultant’s physical presence from time to time.

3. Compensation.
(a) Fees and Expenses. The Bank shall provide the following compensation to the Consultant for his performance of the Services.
(i) Fees.  The Consultant will be paid a consulting fee for his services during the Consulting Period in an amount equal to $15,000.00 per month.  The fees shall be paid to the Consultant in a single lump sum within 10 days following the end of the Consulting Period.
(ii) Ineligibility for Employee Benefits.  The Consultant will not, pursuant to this Agreement or in connection with his Services hereunder, be eligible for or entitled to participate in any employee benefit plan, policy or arrangement of the Bank or receive any other benefits or conditions of employment available to employees of the Bank.

(iii) Expenses.  The Bank will reimburse Consultant for reasonable business expenses incurred by Consultant in connection with the performance of the Services.

4. Termination by the Bank or the Consultant.
(a) Termination by the Bank.  The Bank may undertake a Bank Termination of the Consulting Period upon ten (10) business days’ advance written notice to the Consultant.
(b) Termination by the Consultant.  The Consultant may undertake a Consultant Termination of the Consulting Period by providing ten (10) business days’ advance written notice to the President of the Bank.
(c) Effect of Termination.  Upon termination of the Consulting Period, the Consultant will be entitled to payment of any accrued but unpaid consulting fees payable under Section 3(a)(i) of this Agreement through the date of termination of the Consulting Period.  The payment will be made within ten (10) days of the termination of the Consulting Period.  Notwithstanding an earlier termination of the Consulting Period, the provisions of Section 8 and 10 shall continue to apply.
5. Independent Contractor Status.  During the Consulting Period, the Consultant shall be an independent contractor with respect to the Bank and there shall not be implied any relationship between the Consultant on the one hand, and the Bank and its affiliates, on the other hand, of employer-employee, partnership, joint venture, principal and agent or the like by this Agreement.  Although the Bank may specify the results it desires the Consultant to achieve during the Consulting Period and may control and direct the Consultant in that regard, the Bank shall not exercise or have the power to exercise such level of control over the Consultant as would indicate or establish that a relationship of employer and employee exists between the Consultant and the Bank.  Subject to the terms of this Agreement, the Consultant shall have full and complete control over the manner and method of rendering his services hereunder.  Except on authority specifically so delegated in a prior writing from a duly authorized officer of the Bank, the Consultant shall not (i) have or represent to have any authority to act as an agent of the Bank or its affiliates, and the Consultant shall not represent to the contrary to any person, (ii) have or represent to have power of decision hereunder in any activity on behalf of the Bank, (iii) have the power or authority hereunder to obligate, bind or commit the Bank in any respect, (iv) make any management decisions on behalf of the Bank or (v) undertake to commit the Bank to any course of action in relation to third persons.
6. Assignment; Binding Agreement.  This Agreement is a personal contract, and the rights and interests of the Consultant hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by and against the Consultant and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If the Consultant should die while any amount would still be payable to him hereunder relating to services performed through his date of death, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.  Nothing in this Agreement shall confer upon the Consultant the right to provide services to the Bank or any of its affiliates or interfere in any way with the right of the Bank or any such affiliates to terminate the Services of the Consultant at any time.

7. Taxes.
(a) To the extent consistent with applicable law, the Bank shall not withhold or deduct from any amounts payable under this Consulting Agreement any amount or amounts in respect of income taxes or other employment taxes of any other nature on behalf of the Consultant.  The Consultant shall be solely responsible for the payment of any Federal, state, local or other income and/or self-employment taxes in respect of the amounts payable to the Consultant under the Consulting Agreement and shall hold the Bank and its affiliates and their officers, directors and employees harmless from any liability arising from the Consultant’s failure to comply with the foregoing provisions of this sentence.
(b) It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to any extent applicable, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A.
8. Confidential Information.  The Consultant will keep in strict confidence, and will not, directly or indirectly, at any time during or after the Consultant’s association with the Bank or its affiliates, disclose, furnish, disseminate, make available or, except for the sole purpose of performing the Consultant’s duties in association with the Bank, use any trade secrets or confidential information of the Bank or its customers or vendors, without limitation as to when or how the Consultant may have acquired such information (“Confidential Information”).  The Consultant specifically acknowledges that all such Confidential Information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of the Consultant and whether compiled by the Bank and/or the Consultant, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Bank to maintain the secrecy of such information, that such information is the sole property of the Bank and that any retention and use of such information by the Consultant during his association with the Bank or its affiliates or after the termination of such association shall constitute a misappropriation of the Bank’s trade secrets.  Information and/or materials (a) disclosed or authorized in writing to be disclosed by the Bank to the public domain or (b) widely disseminated in the public domain and disclosed through no fault or omission of the Consultant, will not be considered Confidential Information for purposes of this Section 8.
9. Entire Agreement.  This Agreement contains all the understandings between the parties hereto pertaining to the Consultant’s provision of Services during the Consulting Period, and, except as otherwise set forth herein, supersedes any and all previous contracts, understandings, agreements, commitments, promise or similar communications or arrangements, whether written or oral, with respect to such subject matters between the Bank, its affiliates, their respective directors, officers, employees and agents and the Consultant.
10. Representations.  By executing this Agreement, the Consultant represents and warrants to the Bank that, to the best of the Consultant’s knowledge: (i) he is not restricted by contract, agreement or otherwise from providing consulting services to the Bank; (ii) he is not party to any agreement or contract that would prevent or restrict him, or that seeks to prevent or restrict him, from engaging in activities competitive with any activities of any past employer or service recipient; and (iii) he has complied with any and all covenants, agreements or contracts entered into with any past employer or service recipient that may pertain to the Services for the Bank.
11. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Consultant and by a duly authorized officer of the Bank.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement.  No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time, or any subsequent time.

12. Notices.  Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:
If to the Consultant: At the most recent address on file for the Consultant.
If to the Bank, to:
Van Wert Federal Savings Bank
976 South Shannon Street
Van Wert, Ohio 45891
Attention:  President

Any notice delivered personally, by courier, or by registered or certified mail, postage prepaid, return receipt requested, under this Section 12 shall be deemed given on the date delivered, and any notice sent by facsimile shall be deemed given on the date transmitted by facsimile, with satisfactory transmission acknowledged.
13. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.  Upon a determination that any term or other provision is invalid and unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
15. Governing Law; Consent to Jurisdiction; No Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of law thereof.  Any action to enforce any provision of this Agreement shall be commenced in and proceed exclusively in the state or federal courts for the State of Ohio.  Each party consents to personal jurisdiction in the State of Ohio with respect to any such dispute.  Both the Consultant and the Bank waive any rights to jury trial regarding the resolution of any dispute arising under or related to this Agreement.
16. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic means (including by “pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.
18. Construction.  For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
19. Independent Review and Advice.  The Consultant represents and warrants that the Consultant: (a) has carefully read this Agreement; (b) executes this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof and any and all rights that each party may have with respect to one another; (c) has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters; and (d) is entering into this Agreement of his own free will.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of October 1, 2022.
VAN WERT FEDERAL SAVINGS BANK

By: /s/ Mark K. Schumm
Name: Mark K. Schumm
Title: President

Date: September 30, 2022

CONSULTANT

/s/ Michael Cahill
Michael Cahill

Date: September 30, 2022